UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2007

OCM HOLDCO, LLC

(Exact name of registrant as specified in this charter)

Delaware	0-52042	20-3673772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 SOUTH GRAND AVENUE

28th FLOOR

LOS ANGELES, CALIFORNIA, 90071

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, including area code:  (213) 830-6300

Not applicable

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

                On December 11, 2007, OCM HoldCo, LLC, a Delaware limited liability company (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) by and among (i) Crown Limited, an Australian company (“Parent”), (ii) Crown CCR Group Investments One, LLC (“Crown One”) and Crown CCR Group Investments Two, LLC (“Crown Two” and collectively with Crown One, “Buyers” and each a “Buyer”), each a Delaware limited liability company and an indirect wholly owned subsidiary of Parent, (iii) Millennium Gaming, Inc., a Nevada corporation (“Millennium”), (iv) the Company (the Company and Millennium collectively, “Sellers” and each, a “Seller”), and (v) Cannery Casino Resorts, LLC, a Nevada limited liability company (“CCR”).

                The Company indirectly holds 42% of the issued and outstanding units of CCR (“CCR Units”).  The Company owns more than 99.99% of the capital interest in OCM Blocker, LLC, a Delaware limited liability company (“Blocker”), and Blocker owns all of the issued and outstanding units of OCM AcquisitionCo, LLC, a Nevada limited liability company (“AcquisitionCo”).  AcquisitionCo holds 42% of the CCR Units, and Millennium holds 58% of the CCR Units.  The Company and Blocker are also parties to an Option to Purchase dated January 5, 2006 as corrected on March 17, 2006 (the “Option Agreement”), whereby the Company has the option to purchase all of the issued and outstanding units of AcquisitionCo from Blocker.  GLCP Nevada LLC, a Delaware limited liability company and a third-party entity unaffiliated with the Company (“GLCP”), owns less than 0.01% of the capital interest in Blocker.

                Pursuant and subject to the terms and conditions of the Purchase Agreement, (i) Crown One has agreed to purchase from Millennium, all of Millennium’s CCR Units, (ii) Crown Two has agreed to purchase from the Company, all of the Company’s interest in Blocker, and (iii) Crown One has agreed to purchase from the Company, all of the Company’s right, title and interest in the Option Agreement.  Pursuant and subject to the terms and conditions of a separate Purchase Agreement dated December 11, 2007 (the “GLCP Purchase Agreement”), by and among the Parent, Crown Two, Blocker and GLCP, Crown Two has agreed to purchase from GLCP, all of GLCP’s interest in Blocker.  Upon the consummation of the transactions contemplated by the Purchase Agreement and the GLCP Purchase Agreement, Buyers would collectively own, directly or indirectly, 100% of the CCR Units.

                CCR, through wholly-owned subsidiaries, owns and operates the Cannery Hotel and Casino, located in North Las Vegas, Nevada, and operates the Rampart Casino, located in the Summerlin area of northwest Las Vegas, Nevada.  CCR also owns and operates the Nevada Palace Hotel and Casino, located in Las Vegas, Nevada (the “Nevada Palace”).  CCR is constructing a new casino and hotel complex adjacent to the Nevada Palace (“Cannery East”), which will replace the Nevada Palace upon its completion.  In addition, CCR, through a wholly-owned subsidiary, owns a harness racetrack located in North Strabane Township, Washington County, Pennsylvania (the “Meadows”).  CCR recently opened a temporary casino at the Meadows and will be constructing a permanent casino and hotel complex at the Meadows (the “Permanent Meadows Casino”).  Upon the consummation of the transactions contemplated by the Purchase Agreement, the Company would be completely divested of its indirect interest in CCR.

AcquisitionCo, an indirect subsidiary of the Company, indirectly owns a minority interest in NP Land, LLC, a Nevada limited liability company (“NP Land”), through a wholly-owned subsidiary, OCM LandCo, LLC, a Delaware limited liability company.  The primary assets of NP Land are approximately 29 acres of land (the current site of the Nevada Palace and the future site of Cannery East), which land is currently leased to a wholly-owned subsidiary of CCR.  In connection with the transactions contemplated by the Purchase Agreement, AcquisitionCo will sell its minority interest in NP Land to a principal of Millennium.

                The aggregate purchase price payable by Buyers to Sellers (the “Purchase Price”) for (i) Millennium’s CCR Units, (ii) the Company’s interest in Blocker, (iii) the Company’s right, title and interest in the Option Agreement and (iv) GLCP’s interest in Blocker, is approximately $1.7522 billion in cash, subject to certain adjustments, including, but not limited to, certain adjustments to the Purchase Price related to the date the transactions contemplated by the Purchase Agreement are consummated and adjustments based on the costs necessary (if any) to complete construction of certain building projects after closing.

                The Purchase Agreement provides that, upon termination under specified circumstances of the Purchase Agreement related to, among other things, Buyers’ breach of the Purchase Agreement or the failure to obtain regulatory approval, Buyers would be required to pay a termination fee of $50 million to Sellers.

                The Purchase Agreement provides that Buyers be indemnified for damages resulting from breaches of Sellers’ representations, warranties and covenants, certain tax liabilities and other matters.  The sum of $25 million of the Purchase Price is to be placed in escrow as the exclusive source, subject to certain exceptions, for satisfaction of such damages as to which claims are made.   The amount deposited in the indemnity escrow is to be held for three years after the closing date, subject to limited exceptions.

                Consummation of the transactions contemplated by the Purchase Agreement is not subject to a financing condition but is subject to various other conditions to closing, including regulatory approvals.

                The foregoing summary of the Purchase Agreement and the transactions does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-KSB for the fiscal year ending December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCM HoldCo, LLC

Date: December 17, 2007	By:	/s/ Stephen A. Kaplan
Stephen A. Kaplan
Manager

	By:	/s/ Ronald N. Beck
Date: December 17, 2007		Ronald N. Beck
Manager